Exhibit 10.2

CONSOLIDATED AND UPDATED TEXT OF THE AGREEMENT FOR THE
SALAR DE ATACAMA PROJECT 1

CORPORACIÓN DE FOMENTO DE LA PRODUCCIÓN

AND

SQM POTASIO S.A. AND OTHERS

Agreement Index

FIRST: General Background.	1
SECOND: Considerations.	2
THIRD: Introduction.	3
FOURTH: Definitions.	4
FIFTH: Lithium Reserves, Residual Brine Management and Future Lithium Recovery.	9
SIXTH: Agreements between the Parties.	9
SEVENTH: Representation and Warranties.	12
EIGHTH: Implementation of the Agreements.	13
NINTH: Force Majeure.	13
TENTH: Environmental Compliance.	13
ELEVENTH: Special Rules on Lithium.	14
TWELFTH: Prior Authorization from CCHEN.	17
THIRTEENTH: Restitution, Transfer and Acquisition Right.	18
FOURTEENTH: Maricunga Option.	21
FIFTEENTH: Research and Development Efforts in Chile.	21
SIXTEENTH: Communities and Regional Development.	23
SEVENTEENTH: Corporate Governance of the Company.	24
EIGHTEENTH: External Auditor.	26
NINETEENTH: CORFO Representatives.	27
TWENTIETH: CORFO’s Cooperation with the Company.	28

1 This version considers (i) the Modification, Consolidated and Updated Text of the Agreement for the Salar de Atacama Project, dated January 17, 2018, granted at the Santiago Notary Office of María Soledad Santos Muñoz, Book No. 706-2018; (ii) the amendment to such agreement, granted at the same notary office and dated March 8, 2018, Book No. 2906-2018; (iii) the Agreement Modification dated January 8, 2020, granted at the Santiago Notary Office of María Soledad Santos Muñoz, Book No. 236-2020; and (iv) the Agreement Modification for the Salar de Atacama Project dated December 1, 2020, granted at the Santiago Notary Office of María Soledad Santos Muñoz, Book No. 11.589-2020.

TWENTY-FIRST: Anti-Corruption Regulations.	28
TWENTY-SECOND: Prohibitions.	29
TWENTY-THIRD: Grounds for Early Termination and Cure Periods.	30
TWENTY-FOURTH: Guaranty.	32
TWENTY-FIFTH: Term.	32
TWENTY SIXTH: New Contracting Party or Operator.	32
TWENTY SEVENTH: Confidentiality.	32
TWENTY-EIGHTH: Dispute Resolution and Arbitration.	33
TWENTY-NINTH: Notices.	34
THIRTIETH: Access to Information.	35
THIRTY-FIRST: Agreement Modifications.	35
THIRTY-SECOND: Applicable Law.	35
THIRTY THIRD: Expenses.	35
THIRTY-FOURTH: Interpretation.	35
THIRTY-FIFTH: Capacity.	36

ii	SQM - Corfo Project Agreement

CONSOLIDATED AND UPDATED TEXT OF THE CONTRACT FOR THE
SALAR DE ATACAMA PROJECT

CORPORACIÓN DE FOMENTO DE LA PRODUCCIÓN

AND

SQM POTASIO S.A. AND OTHERS

IN SANTIAGO DE CHILE, on January 17, 2018, before me, CARMEN HORTENSIA SOZA MUÑOZ, attorney at law, Notary Public, Acting Holder Mrs. María Soledad Santos Muñoz, of the Seventh Notary Office of Santiago, appointed by the Illustrious Court of Appeals of Santiago by decree number 11-2018, dated January 4 of the current year; with office at 1161 Agustinas Street, mezzanine, commune and city of Santiago, appear: Mr. Patricio de Solminihac Tampier, Chilean, married, civil engineer, national identity card No. 6,263,302-6, and Mr. Ricardo Ramos Rodríguez, Chilean, divorced, civil engineer, national identity card No. 8,037,690-1, on behalf of SQM POTASIO S.A., sociedad anónima, tax identification number No. 96,651,060-9; SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A., sociedad anónima, tax identification number 93,007,000-9; and SQM SALAR S.A., sociedad anónima, tax identification number 79,626,800-K; all of the above domiciled at 4285 El Trovador Street, 6th Floor, Las Condes, in this city, on one hand; and on the other, CORPORACIÓN DE FOMENTO DE LA PRODUCCIÓN, tax identification number 60,706,000-2, a Chilean organization autonomous from the State, duly represented, as will be evidenced, by its Executive Vice President Mr. Eduardo Bitrán Colodro, Chilean, married, civil engineer, national identity card number 7,950,535-8, both domiciled for these purposes at 921 Moneda Street in this city, those appearing are adults, and prove their identity with the aforementioned identity cards and state:

FIRST: General Background.

By deed dated January 31, 1986, executed before the Notary Public of Santiago Mr. Sergio Rodríguez Garcés, Amax, Molymet and CORFO entered into the Agreement for the Salar de Atacama Project and its various annexes. Likewise, by deed of the same date and notary, Amax, Molymet and CORFO formed the limited liability company named Sociedad Minera Salar de Atacama Limitada. Subsequently, a lease agreement was entered into between CORFO and Minsal, by public deed dated April 18, 1986 before the Notary Public, Mr. Sergio Rodríguez Garcés, whereby CORFO leased to said company, of which it was a partner, the usufruct of certain OMA mining properties, for the development of the project agreed in the Agreement for the Salar de Atacama Project. Furthermore, on December 14, 1992, by deed granted on that date and before the Notary Public of Santiago Mr. Raúl Undurraga Laso, Amax, with the express and irrevocable consent of the other partners of Minsal, sold, assigned and transferred to Amsalar, who bought, accepted and acquired for itself each and every one of the rights and corporate interests of the former in said

SQM - Corfo Project Agreement

company. Then, by public deed dated November 12, 1993 granted before the Notary Public Juan Ricardo San Martín Urrejola, the companies Amsalar and Molymet sold, assigned and transferred all of their corporate rights in Minsal to SQMK, leaving SQMK and CORFO as the sole partners of Minsal. On November 12, 1993, by public deed before the Notary Public of Santiago, Mr. Juan Ricardo San Martín Urrejola, the agreement between CORFO, SQMK and SQM was executed, nullifying the agreement of the same name executed in 1986. On the same date and before the same notary, the Lease Agreement was executed between CORFO and Minsal nullifying the 1986 agreement of the same name. The purpose of the Agreement was for Minsal to develop the Project to produce and commercialize all and any potassium, boron, lithium and sodium compounds, and, in particular, potassium or potassium salts, boric acid, lithium, lithium products, sodium chloride, potassium chloride, sodium sulfate, potassium sulfate, and any derivative or compound thereof and any other mineral substances economically recoverable from one or more brines, aquifers, land, mining properties and other relevant assets and rights within the commune of San Pedro de Atacama, and especially within the leased OMA properties. By public deed dated August 8, 1994, Minsal was modified and converted into Sociedad Minera Salar de Atacama S.A., today the Company. Subsequently, on December 19, 1995, the Agreement was amended before the Santiago notary public, Mr. Juan Ricardo San Martín Urrejola, and on December 21, 1995, before the same notary, the Agreement was again amended. Finally, by public deed of the same date and notary, the Parties amended the Agreement. On December 28, 1995, following a capital increase carried out the previous year, CORFO sold its interest in the Company. By deed dated November 29, 2012, the Company executed a unilateral agent declaration, whereby it transferred to CORFO the Sal and Salar Properties, which had been established by the Company in the area comprising the Properties.

SECOND: Considerations.

The Parties expressly state that they have taken the following into special consideration for purposes of agreeing to the modification and determination of the consolidated text of this Agreement and the Lease Agreement:

2.1	The Agreement and the Lease Agreement are related contracts, intimately linked to each other, which have bound and bind all those party to them, that is, the Companies and CORFO.
2.2

The development of the lithium industry is of relevant importance for the State of Chile, given that it possesses one of the largest reserves of this mineral in the world, whose sustainable exploitation means significant economic benefits and income for Chile, and, in addition, to become a significant contribution in the development of the industry associated with this mineral, especially that of batteries and storage devices. Therefore, it must generate adequate conditions to enable its active participation in the expansion of the lithium market in the coming years and its positioning as a relevant player in the exploitation of lithium in the long term.

2.3.

Both for the aforementioned purposes and to generate the right conditions and incentives to encourage investment, innovation and increased levels of lithium exploitation in the coming years, it is necessary to improve and update the

2	SQM - Corfo Project Agreement

Agreement and the Lease Agreement in order to increase the Company’s lithium production and commercialization quota during the term of the same, establishing norms that ensure an efficient and sustainable exploitation subject to strict environmental protection standards, with the understanding that the Salar de Atacama is a basin whose aquifer systems are interconnected, and also best practices of compliance and corporate governance, and that regulate the timeliness and completeness of the information that the Companies must provide to CORFO to best comply with the Agreement and the Lease Agreement.

2.4.

Likewise, it was deemed necessary to establish a new mechanism for calculating the  Rent, which contemplates rates by price range to be applied to the price actually paid by the final consumer or Unrelated Third Party. In order to safeguard this last principle, the Company must additionally make reasonable efforts to comply with the tax regulations that refer to advance price agreements that include lithium and potassium products.

2.5.     On the other hand, the need to create conditions to favor the development in our country of an industry of lithium products with greater added value was taken into account, for which purpose the granting of preferential lithium prices by the Company to Specialized Producers that manufacture such value-added products from lithium inputs extracted from the Properties in Chile is regulated.

2.6.

The sustainable development of economic activity in the Salar de Atacama and its surroundings is a priority objective of CORFO, for which it is essential that the Company commit to maintaining high standards of corporate social responsibility and practices of relationship and dialogue with the communities, especially with regard to possible environmental and social impacts of the Company’s activity in the area of influence of its operations in the Salar de Atacama, both in the communities and in the urban areas where it manufactures its products.

2.7

Finally, shared value mechanisms were implemented with the local communities neighboring the Salar de Atacama, obligating the Company to provide contributions for research and development of the lithium industry and complementary industries.

THIRD: Introduction.

CORFO owns, among other mining properties, the Properties, on which the Project has been developed since 1983. This, with the essential purpose of being able to produce and commercialize all and any compound of potassium, boron, lithium and sodium and, in particular, potassium or potassium salts, boric acid, lithium, lithium products, sodium chloride, potassium chloride, sodium sulfate, potassium sulfate, and any other derivative or compound thereof and any other mineral substances economically recoverable from one or more brines, aquifers, soils, mining properties and other relevant assets or rights that are located or formed within the limits of the commune of San Pedro de Atacama, Province of El Loa, Region of Antofagasta, Republic of Chile. In this context and as mentioned above, in 1993 CORFO entered into the Agreement with SQMK and SQM, as well as a lease agreement for certain OMA mining properties with Minsal, which is still in force, whereby

3	SQM - Corfo Project Agreement

CORFO leased and granted to the Company the exclusive right to exploit 16,384 OMA mining properties.

FOURTH: Definitions.

Without prejudice to other definitions provided for in this Agreement, the terms set forth below shall have each time they are used in this Agreement, with initial capital letters, have in each case the following meaning:

“Acquisition Right” has the meaning assigned to such term in Section 13.1(d).

“Additional Quota” means the amount of 112,723 Mt of LME.

“Agreement” means this Project Agreement, its annexes and its written amendments, as amended and restated in this deed, which was executed by SQMK, SQM, Amsalar, Amax, CORFO and Molibdenos y Metales S.A., by public deed dated November 12, 1993, granted before the Notary Public of Santiago, Mr. Juan Ricardo San Martín Urrejola, repertory number 8,801-1993, modified by public deed dated December 19, 1995, repertory number 13,295-1995, by public deed dated December 21, 1995, repertory number 13,418-1995, both granted before the same notary public.

“Amax” means Amax Exploration Inc.

“Amsalar” stands for Amsalar Inc.

“Anniversary” means an anniversary of the Commencement Date.

“Anti-Corruption Laws” has the meaning assigned to such term in the Twenty-First Clause (Anti-Corruption Standards).

“Appeals Proceeding” has the meaning assigned to such term in Section 7.3(g) of the Lease Agreement.

“Arbitral Tribunal” has the meaning assigned to such term in the Twenty-Eighth Clause (Dispute Resolution and Arbitration).

“Assets Subject to Restitution” has the meaning assigned to such term in Section 6.1(a).

“Best Engineering and Operation Practices” means the best practices, methods, procedures and actions -which may vary from time to time- used internationally in the design, construction, operation, maintenance and repair of lithium from brine production plants (and applicable to the Salar de Atacama circumstances), preserving at all times compliance with levels of safety, reliability and economy comparable to those that would be applied by efficient and prudent operators in the industry, which shall lead to achieving greater efficiency and performance in the production processes and in the care of the environment. However, the Parties understand that the Best Engineering and Operation Practices are not limited to the best practice, method or technique at the exclusion of others, so long as such

4	SQM - Corfo Project Agreement

other practices, methods or techniques allow for the achievement of the objectives described above.

“Board” has the meaning assigned to such term in Section 17.1.

“Business Days” means days of the week, excluding Saturdays, Sundays, official holidays and public holidays, and days on which commercial banks in Chile do not open their offices to the public.

“CAM” means the Arbitration and Mediation Center of the Santiago Chamber of Commerce.

“CCHEN” means the Chilean Nuclear Energy Commission or the agency that replaces it.

“CCHEN Agreement” means the agreement of the Governing Board of CCHEN authorizing the sale of lithium products extracted from the Salar de Atacama pursuant to this Agreement, under conditions substantially similar to those previously authorized by such body for this type of contracts in accordance with its legal powers and within the scope of its competence.

“Commencement Date” means the later of February 1, 2018 and the date on which (i) the CORFO resolution approving this Agreement and (ii) the resolution implementing the CCHEN Agreement are fully processed.

“Committee” has the meaning assigned to such term in Section 17.2.

“Company” means SQM Salar S.A.

“Companies” means collectively the Company, SQM and SQMK.

“CONADI” means the National Corporation for Indigenous Development established by Law No. 19,253.

“Contract Auditor” has the meaning assigned to such term in the Eighteenth Clause (External Auditor).

“CORFO” means Corporación de Fomento de la Producción.

“Corporations Act” means Law No. 18,046 on Corporations.

“Council” means the CORFO Council.

“Delay Effects” has the meaning assigned to such term in Section 11.4.

“Documents” means this Agreement, the Lease Agreement and the bylaws of the Company, as in effect now or in the future.

“Efficiency Quota” means the amount of 51,063 Mt of LME.

5	SQM - Corfo Project Agreement

“Environmental Auditor” has the meaning assigned to such term in the Eighteenth Clause (External Auditor).

“External Auditors” has the meaning assigned to such term in the Eighteenth Clause (External Auditor).

“Force Majeure Event” means any unforeseen event beyond the reasonable control of the affected Party, which prevents it from performing its obligation, including, but not limited to, the following:

(a)	events of nature, including epidemics, earthquakes, hurricanes, landslides, floods, tsunamis or subsidence.
(b)	acts of the enemy, including wars, blockades, isolation, or insurrections.
(c)	terrorism and riots.
(d)

orders, decrees of any governmental authority or entity, or the exercise of any emergency powers by any authority, which are binding on the Party, provided that they do not result from the improper act or omission of the affected Party, were not issued with general effect and extend beyond the scope of the industry.

“kMt” means thousands of metric tons.

“LCE” means, by its English acronym, lithium carbonate equivalent.

“Lease Agreement” means the Lease Agreement entered into between CORFO and Sociedad Minera Salar de Atacama Limitada (now the Company), by public deed dated November 12, 1993, granted before the Notary Public of Santiago Mr. Juan Ricardo San Martín Urrejola, repertory number 8,802-1993, amended by public deed dated December 21, 1995, repertory number 13,417-1995, executed before the same notary and by public deed of the same date and notary office.

“Lithium Brine” means crude brine, concentrated brines  and/or refined brines in any degree of concentration, lithium carnalite and other lithium raw materials extracted from the Properties.

“LME” means lithium metal equivalent.

“Minsal” means Sociedad Minera Salar de Atacama S.A., today the Company.

“Molymet” means Molibdenos y Metales S.A.

“Mt” means metric tons.

“New Quota” means 185,767 Mt of LME.

“Original Quota” means the remainder of the Company’s original quota of 180,100 Mt of LME, which as of the date of this deed amounts to 64,816 Mt of LME, with due regard to the certification that CCHEN grants for that purpose.

6	SQM - Corfo Project Agreement

“Parties” means all or any of the parties to this Agreement, that is, CORFO and each of the Companies.

“Potassium Sulfate” means any commercial form of potassium sulfate in any form, grade, concentration or degree of purity, its derivatives or its compounds.

“Properties” means the OMA mining properties identified in the first transitory clause of the Lease Agreement.

“Project” means the Salar de Atacama potassium salts and boric acid project (also referred to as the Minsal project or the Salar de Atacama project), as set forth in the Project Agreement and any amendments or modifications thereto incorporated therein in writing and by mutual agreement in the future, which contemplates the production and commercialization of any and all potassium, boron, lithium, magnesium, sulfate and sodium compounds and, in particular, boric acid, lithium, lithium products, sodium chloride, potassium chloride, sodium sulfate, potassium sulfate and any derivatives or compounds thereof and any other mineral substances economically recoverable from one or more brines, aquifers, soils, mineral properties and other relevant assets or rights that are located or created within the boundaries of the Properties, the Rigo Properties and those properties that may be acquired in the future.

“Protection Ring 10” means the area within 10 kilometers from the outer perimeter of the Properties and the Rigo Properties, which the Company or its Related Parties have established or will establish in the future, as detailed in Annex 2.

“Protection Ring 2” means the area within 2 kilometers from the outer perimeter of the Properties and the Rigo Properties, which the Company or any Related Party has established or may establish in the future, as detailed in Annex 3. This area may be modified by mutual agreement of the Parties based on technical background and/or studies to be carried out and which must be concluded before the end of the Term of the Agreement.

“Quotas” means collectively the Additional Quota, the New Quota and the Efficiency Quota.

“R&D Contribution” has the meaning assigned to such term in Section 15.1.

“R&D Entities” has the meaning assigned to such term in Section 15.1.

“RCAs” means the environmental qualification resolutions that the Project has currently or in the future may have.

“Related Parties” means the companies, entities or natural or legal persons, national or foreign, that with respect to any of the Companies, are in any of the following situations:

(a)	All the companies, entities and persons related to the Companies, as defined in Article 100 of the Securities Market Law, but excluding affiliated companies;

7	SQM - Corfo Project Agreement

(b)

The controller or controllers of the Companies, and their subsidiaries; all persons, companies and entities that have a common controller or controllers of any of said Companies; and all natural or legal persons that, directly or indirectly, participate in their control in accordance with Article 97 of the Securities Market Law;

(c)

Natural or legal persons that participate directly or indirectly in a joint venture agreement to participate with identical interest in the management of the Companies and their subsidiaries, or to obtain control of them, as defined in Article 98 of the Securities Market Law;

(d)	All natural or legal persons who exercise decisive influence in the decisions of the Companies, whether or not they are controlling them, as defined in Article 99 of the Securities Market Law;

“Rent” has the meaning assigned to such term in the Lease Agreement.

“Rent Period” means the quarter ending on the last day of every third month, that is, March thirty-first, June thirtieth, September thirtieth and December thirty-first of each year.

“Replacement Value” has the meaning assigned to such term in Section 13.1(d).

“Representatives” has the meaning assigned to such term in the Nineteenth Clause (CORFO Representatives).

“Rigo Properties” means the mining properties Rigo 1 to 3660 of 5 hectares each, located in the commune of San Pedro de Atacama, province of El Loa, Region of Antofagasta, Republic of Chile and that were given by CORFO to the Company, by public deed of amendment of the same granted on November 12, 1993, before the Notary Public of Santiago Mr. Juan Ricardo San Martin Urrejeola, which properties were registered in the Company’s name on page 651 number 125 and page 48 number 9 of the Mining Property Registry of the Custodian of Mines of El Loa-Calama corresponding, respectively to the  years 1993 and 1994.

“Sal and Salar Properties” has the meaning assigned to such term in the second transitory clause of the Lease Agreement.

“Securities Market Law” means Securities Market Law No. 18,045.

“SMA” means the Superintendency of the Environment.

“Sodium Sulfate” means any commercial form of sodium sulfate in any form, grade, concentration or degree of purity, its derivatives or compounds.

“Specialized Producers” has the meaning assigned to such term in the fifteenth clause of the Lease Agreement.

“SQM” means Sociedad Química y Minera de Chile S.A.

“SQMK” means SQM Potasio S.A.

8	SQM - Corfo Project Agreement

“Term of the Agreement” has the meaning assigned to such term in the Twenty-Fifth Clause (Term).

“Unrelated Third Party” means, with respect to an entity, someone that is not a Related Party to that entity.

“US$” or “Dollar” means United States dollar.

FIFTH: Lithium Reserves, Residual Brine Management and Future Lithium Recovery.

5.1.

The Company declares that the known reserves of lithium in the Properties are sufficient to meet its needs and that, at the end of the year 2030, a sufficient volume of brine would remain in the Salar de Atacama to allow the future commercial exploitation of the lithium contained therein. The aforementioned is with due regard to the studies that will be carried out for these purposes by any of the Parties.

5.2.

The Project contemplated and will contemplate the return of the residual brines to an area or areas of the Salar de Atacama within one or more of the current Properties in which the permeability is sufficiently high to allow for entry of the brine in the aquifer in order to make its future extraction possible. Likewise, the Company must protect and safeguard the salt waste and/or discards resulting from the production process with a minimum lithium content of 0.65% on a dry basis, in conditions so that in the future the salt waste or discards may be subject to a production process that technically and economically allows for the recovery of lithium. Notwithstanding the foregoing, in the event that the Company implements a technology that allows the recovery of lithium from the referenced salt waste and/or discards, increasing the efficiency of the production processes of the Salar de Atacama plants, and the Company develops Other Lithium Products derived from such recovered lithium that do not have the degree of processing required for international markets, the Company may dispose of these for purposes of their conversion to Lithium Products and/or Other Lithium Products and their commercialization, which, in any case, must be imputed first to the Efficiency Quota and, once exhausted, to the Additional Quota.

SIXTH: Agreements between the Parties.

6.1.	The parties agree to declare or agree as follows:
(a)

After the incorporation of and modifications to the Company, SQMK and SQM have made various capital contributions to the Company. CORFO in turn made various capital contributions that will return free of charge and in full to CORFO, notwithstanding CORFO having disposed of its shares, upon the termination of this Agreement, the Lease Agreement or in the event of the termination or dissolution of the Company for any cause whatsoever. The assets that CORFO contributed to the Company (the “Assets Subject to Restitution”) are as follows:

9	SQM - Corfo Project Agreement

(i)

Relevant and current studies that were contributed by CORFO to the Company, by public deed of incorporation of the Company, granted on January 31, 1986, before the Notary Public of Santiago, Mr. Sergio Rodríguez Garcés, identified therein.

(ii)	The Rigo Properties.
(iii)

The properties comprised of Lot A, Lot M, Lot J, Lot F, Lot H, and Lot L, all of which are located within another larger plot of land in the commune of San Pedro de Atacama, registered in the name of the Company under resolutory condition from page 6,845 No. 2,425 to No. 2,430, all in the Property Registry of the Real Estate Registry of the El Loa- Calama, for the year 2004, acquired by the Company through an exchange executed with the Chilean Treasury, according to a public deed granted on November 19, 2004, before the Notary Public of Antofagasta, Mr. Julio Abasolo Aravena.

(iv)

Real estate consisting of Lots E - F - G and H registered in favor of the Company on page 707, number 639 of the Property Registry for the year 1997 of the Real Estate Registry of El Loa-Calama, and which were contributed by CORFO to the Company, according to the minutes of the first extraordinary general shareholders’ meeting of Minsal, which was reduced to public deed on December 20, 1995 before the Notary Public of Santiago Mr. Juan Ricardo San Martín Urrejola.

(b)

That the Assets Subject to Restitution may not be delivered or given to guarantee the fulfillment of the Company’s obligations without the express written authorization of CORFO; which prohibition must be recorded in the respective registries, all in accordance with the terms of letter (b) of Clause Twenty-Two (Prohibitions).

(c)

That the Assets Subject to Restitution were contributed by CORFO under the resolutory condition of maintaining in effect the Agreement, the Lease Agreement and the Company, so that if for any cause or reason, anticipated or not, the termination of the aforementioned Agreement and Lease Agreement or the dissolution or termination of the Company occurs, the Assets Subject to Restitution shall automatically, free of charge return in full to the control of CORFO, free of any lien, prohibition or litigation. Consequently, upon the dissolution or termination of the Company or the termination of the Agreement or the Lease Agreement, the parties hereto agree that the Real Estate Registry or the Mining Registry, as appropriate, shall proceed to re-register both the Rigo Properties and the Assets Subject to Restitution in the name of CORFO, with the only requirement that the Executive Vice President declare, through the execution of a public deed, that such termination or dissolution has indeed occurred.

10	SQM - Corfo Project Agreement

(d)

The Parties agree that nothing in this Agreement or the Documents shall prevent any of the Parties or the shareholders of the Company from participating in other companies or activities related to the products or by-products involved in this Agreement, subject to the limitation contained in letter (e) of the Twenty-Second Clause (Prohibitions).

6.2

CORFO hereby obligates itself, definitively and irrevocably and in favor of SQMK and the Company, who accept such obligation, not to carry out and not to allow the exploration, exploitation or mining, aquifer or industrial works of any type or kind itself or through third parties within all or part of the Properties. Said Properties are fully and legally valid, with all their concession fees up to date and duly paid and not affected in whole or in part by any surety, lien, mortgage, prohibition, resolution, nullity or exception of any type or class that may in any way affect the free, total and exclusive exercise by CORFO or those to whom it consents, of each and every one of the powers and attributes belonging to the control over all or part of such Properties for the entire Term of the Agreement. The Company shall be responsible for the payment of the annual concession fees of such Properties, obliging itself to keep them up to date during the entire Term of the Agreement.

6.3

CORFO hereby obligates itself definitively and irrevocably in favor of SQMK and the Company, who accept such obligation, not to carry out and not to allow the exploration, exploitation or mining, aquifer or industrial works of any type or kind itself or through third parties in the totality of the 1,370 OMA mining properties owned by them that correspond to the 2 kilometer strip that is currently preserved in favor of the company Albemarle Limitada (formerly Sociedad Chilena de Litio Limitada) and referred to in Annex 1. This, until the moment of the termination of the Term of the Agreement or in which the Assets Subject to Restitution are returned to CORFO. The Company, notwithstanding the foregoing and to the extent that prior to the occurrence of one or more of such two situations the agreement or arrangement currently existing between CORFO and Albemarle Limitada, Albemarle Inc. and Foote Minera e Inversiones Limitada or their successors in such instruments and affecting such properties is terminated, shall be responsible for and shall pay thereafter the mining concession fees corresponding to the properties and to the remaining 3,344 OMA mining properties that are currently being exploited by Albemarle Limitada and that shall also be subject to the prohibition and total obligation not to do what has already been referenced until the end of the Term of the Agreement or until the restitution to CORFO of the Properties Subject to Restitution.

6.4.

CORFO hereby irrevocably authorizes the Company so that, within the perimeter of the Properties, the Company may request, process, constitute and obtain for itself one or more groundwater exploration permits and groundwater and surface water exploitation rights, and may exercise for such purpose any and all rights or actions that may be necessary and that may or may not arise from such Properties and that are also related, subsequently and after obtained, among other things, with its judicial and/or administrative defense and with the exploitation of the water resources included therein. The rights that the Company establishes under the

11	SQM - Corfo Project Agreement

aforementioned conditions or that are in the process of being established at the end of the Term of the Agreement shall be transferred or assigned by the Company to CORFO free of charge. CORFO declares and undertakes to transfer and contribute to the Company, free of charge and without any exclusion whatsoever, each and every one of the groundwater exploration permits and surface and/or groundwater exploitation rights of which it is the holder or will be the holder in the future, under any title, within the perimeter or surface area comprising the totality of the Properties.

6.5.

CORFO hereby delegates, grants and confers a broad and irrevocable special mandate or power of attorney to and in favor of the Company, which accepts and is interested in such and for the entire Term of the Agreement in order for the latter to assume the judicial and extrajudicial defense and effectively safeguard the subsistence and integrity, both legal and material, and the exclusive and exclusionary control of each and every one of the Properties and the Sal and Salar Properties. The Company shall exercise for such purpose each and every one of the actions, exceptions and other rights enjoyed by the holders of petitions, manifestations, mining exploitation concessions, mining exploration concessions, exploration permits and subterranean water and surface water exploitation rights, among others, to guarantee and defend the control, validity, subsistence, integrity, exclusivity and other aspects that may be applicable in relation to each and every one of such properties. All expenses incurred by the mandate shall be borne by the Company and CORFO shall be exempt from any costs incurred in this regard. Notwithstanding the foregoing, the Company agrees to construct, maintain, keep in place and replace, as appropriate, at its own expense, the milestones or boundaries placed at the corners of the Properties and the Rigo Properties, pursuant to the terms of clause seventeen of the Lease Agreement (Company’s Boundary Marking Obligation).

6.6

The Parties hereby irrevocably and in advance and in favor of each other, obligate themselves to implement in a valid, legal, adequate and timely manner each and every one of the stipulations contained in this Clause and Agreement, committing to execute all acts and to grant all contracts and, in general, to do everything necessary so that the documentation to be granted and actually is granted adequately reflects the aforementioned agreements.

SEVENTH: Representation and Warranties.

Each Party to this Agreement represents and warrants to the other with respect to itself that:

(a)

It is an entity duly organized and existing under the laws of its jurisdiction of formation and has full right, power and authority to enter into and perform its obligations under this Agreement and the Documents, that the execution, delivery and performance of this Agreement and the Documents have been validly authorized and that the obligations contained in this Agreement and the Documents are legally valid and enforceable in accordance with their terms.

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(b)

The performance by the Company of this Agreement and the other documents supplemental hereto and the performance of the obligations contemplated therein are not in conflict with or in violation of and do not violate or infringe upon any statute, regulation, judgment, order, decree, contract, mortgage, agreement, mineral concession or right, deed of trust, deed or other instrument to which it is a party or by which any of its property or assets is pledged and does not result in the creation or imposition of any lien, charge, claim or pledge on its property or assets.

(c)

No authorization, consent, filing or approval is required in connection with the execution, delivery and performance of this Agreement and the Lease Agreement, except for the authorization of CCHEN. All the previous representations and warranties mentioned herein are deemed material, essential and controlling for the execution of this Agreement and the rights of the respective Parties to this Agreement and the Documents in connection with such representations and warranties shall survive the execution and delivery of this Agreement and the performance of all or any part of its provisions.

(d)	The Company will use its best efforts to submit and comply with tax regulations relating to advance pricing arrangements involving lithium and potassium products.

EIGHTH: Implementation of the Agreements.

The Parties agree to take all direct or indirect measures necessary or advisable to give full effect to the intent, purpose and terms of this Agreement. Each party, within the scope of its respective powers, shall use its best efforts to ensure that this Agreement and the Project obtain the necessary governmental approvals and in any other matter required for the benefit of the Project. In addition, the Parties, provided that it would not result in giving up CORFO’s powers, agree not to take any action that may obstruct or frustrate the achievement by the Company and the Parties of the intent, purpose and terms of this Agreement or the development of the Project.

NINTH: Force Majeure.

Each Party shall be excused from the performance of its obligations in accordance with this Agreement to the extent such failure is due to a Force Majeure Event and for the duration of the Force Majeure Event, and the Party not affected by the Force Majeure Event shall continue to perform its obligations. The Party affected by a Force Majeure Event shall notify the other Party in writing of the occurrence of the Force Majeure Event within 72 hours of the occurrence of the event or as soon as reasonably possible.

TENTH: Environmental Compliance.

The Company undertakes to comply with the final resolutions or instructions of the environmental authority or, if applicable, the environmental or ordinary courts, as appropriate, as well as comply with current environmental legislation and the respective

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RCAs, especially to comply with the compliance program or programs agreed upon by the Company and the SMA with their respective control mechanisms, which guarantee the sustainable management of the Salar. Likewise, the Company undertakes to develop and implement within a period of 18 months from the Commencement Date, a regular and continuous online monitoring information system that allows CORFO and its Committees, the competent authorities and supervisory bodies to verify and have access to (i) online information that will be required instantaneously, which will be established for each system in the RCA(s), and which relate to continuous measurements of parameters, as well as other variables that allow for the visualization and/or anticipation of a water imbalance in the systems to be protected and (ii) other information that the RCAs need to communicate, which will be uploaded to the system with the frequency that such RCAs establish. Within thirty months following the Commencement Date and within the framework of the obligations under Section 16.6, the Company will develop a system that allows sharing information of environmental relevance and community interest, which will feed the online information system referred to above. The latter system and content shall be agreed between the Company and the Non-Metallic Mining Committee. In addition, the Company shall collaborate permanently by providing CORFO with the relevant studies that have been carried out to comply with the obligations imposed by the Agreement in this matter free of charge, and other technical, productive, geological, hydrogeological and environmental information that is necessary to adequately understand the information provided by regular monitoring, providing the necessary facilities so that CORFO has expeditious access to such information. CORFO and/or the committee designated by it may carry out at its own cost environmental, hydrogeological, reserves, reinjection and/or strategic studies throughout the Salar de Atacama basin, for which the Company shall provide all the collaboration and support necessary for the development of such studies, as well as work jointly on the improvement of a sustainable environmental strategic model and integrated monitoring of the Salar, in which the Company shall participate jointly with CORFO and/or the designated committee. The Company will have the right to review the previous drafts of these studies, in order to have the possibility of including its comments in the reports before their publication to avoid possible errors that could be corrected in a timely manner in the final reports, in cases in which CORFO independently finds merit in the proposed correction. If the Company deems it appropriate, it may send its opinion on the final report to the Public-Private Council of the Non-Metallic Mining Committee, which will publish on its website the CORFO report and the Company’s opinion, as well as any opinion of third parties with an interest in the subject. In handling the information referred to in this Clause, CORFO shall be subject to the confidentiality obligations set forth in the Twenty-Seventh Clause (Confidentiality).

ELEVENTH: Special Rules on Lithium.

11.1.

The Company must comply with all Chilean laws and regulations governing the extraction, production, marketing and sale of lithium and its by-products. Unless expressly authorized by CCHEN, lithium produced by the Company may not be used or transferred for nuclear fusion purposes. The Company will adopt prudent safeguards to prevent the frustration of this purpose. Additionally, the State of Chile, through CCHEN, will have the first option to purchase the lithium-six

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eventually produced by the Company at the international price in effect at the time the purchase is made.

11.2.

In accordance with the resolution of CCHEN in Agreement Number 1,576, dated October 10, 1995, the Company was authorized to produce and sell up to 180,100 tons of lithium metal equivalent, for a term of 30 years from the first commercial sale of lithium.

11.3.

Subject to CCHEN’s prior authorization, the parties agree that the Company shall have the right to exploit, process and sell during the Term of the Agreement, up to 349,553 metric tons of LME, in addition to those referred to in Section 11.2, in successive increments, on the terms indicated below (and reflected in Annex 8):

(a)	The New Quota, as of the Commencement Date and notwithstanding the provisions of Section 11.4;
(b)	The Additional Quota, in accordance with the terms in Section 11.6; and
(c)	The Efficiency Quota, in accordance with the terms set forth in Section 11.7.
(d)	The exploitation of the Quotas must comply with the corresponding RCAs.
11.4.

In order to be entitled to the New Quota, the Company agrees to construct, develop and operate, in accordance with the Best Engineering and Operation Practices, an expansion of production capacity in addition to its current 66 kMt per year of LCE, capable of producing not less than 50 nominal kMt of battery grade lithium products per year (the “Expansion 1”). Expansion 1 shall be operational no later than the fifth Anniversary. For these purposes, the Company must deliver to CORFO, at the beginning of Expansion 1, the project background, which must include the schedules of the different phases, considering at least the details of the investment amount, land, infrastructure, machinery, third party services, studies, use of direct and indirect labor for each phase incorporating concepts such as physical and financial progress of the investment. Notwithstanding the maximum term already indicated, the Company undertakes to use its best efforts so that Expansion 1 is built and in operation by the fourth Anniversary. If after the fourth Anniversary, Expansion 1 is not constructed, the Company must present, to CORFO’s satisfaction, a progress report and a detailed plan for the completion of the construction and operation of Expansion 1 which must demonstrate that the facility will be in operation before the fifth Anniversary. In any case, if Expansion 1 is not constructed and in operation at the end of the fifth Anniversary, for any circumstance or reason, except as a consequence of Force Majeure, the following effects will occur, notwithstanding the exceptions contemplated in this Section and Section 11.5 (the “Delay Effects”):

(a)	The unused remainder of the New Quota and the right to opt for the Additional Quota will terminate;

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(b)	The Company will only be authorized, from that moment on, to exploit an amount not exceeding the Original Quota and/or the Efficiency Quota, as applicable; and
(c)	The Company will be obligated to pay the Rent for the Original Quota and for the Efficiency Quota according to the mechanism, rates and form of calculation established for the New Quota.

Notwithstanding everything expressed in this Section, if on the fifth Anniversary Expansion 1 is not in operation, but registers an advancement in the construction of physical works of at least 70%, certified by an independent ITO chosen by CORFO, the Delay Effects shall not be effective. In this event, the Parties shall negotiate in good faith a new economic equilibrium scenario, which allows the economic impact for CORFO of the delay of the start-up of the totality of Expansion 1 to be reflected in the corresponding adjustments to the Rent. The report of the independent ITO referenced above, shall include information that fully addresses the technical, legal and financial situation that the Company needs to resolve for Expansion 1 to be in operation. In no case may the additional term for Expansion 1 to be fully operational, that is, to complete the remaining 30%, exceed the sixth Anniversary. Otherwise, and if such progress has not been verified, the Delay Effects will ipso facto proceed.

11.5.

Notwithstanding the provisions of Section 11.4, in order to be entitled to the New Quota, the Company may alternatively execute Expansion 1 divided in 2 parts, each of them with a capacity greater or equal to 25 nominal kMt of battery grade lithium products per year. If the Company utilizes this second alternative, the first of these parts must be implemented and be in operation in accordance with the conditions set forth in Section 11.4; and the second part must be constructed and in operation no later than the seventh Anniversary. In the event that the first  part does not enter into operation in a timely manner, the Delay Effects shall occur ipso facto. If the first part is in operation and the second part is not in operation by the seventh Anniversary, the New Quota will be reduced or limited proportionally to ensure production of the installed capacity and/or existing and operating plants, without limiting the term of the remainder of the Original Quota.

11.6.

The Company will have the option to exploit and produce the Additional Quota to the extent that it exercises the option to construct and put into operation an additional production capacity of 100 nominal kMt per year of battery grade lithium products, subject to the fulfillment of the following conditions:

(a)	That Expansion 1 is fully implemented and in operation with 50 kMt of annual production of battery grade lithium, through any of the alternatives;
(b)

That additional production expansions, in amounts of 25 kMt or more of nominal annual production of battery grade lithium, each one not exceeding 100 kMt in total, are implemented and put into operation, as efficient or advisable in accordance with the Best Engineering and Operation Practices,

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for which purpose it will be understood that each portion corresponds to a proportional additional quota up to 112,723 Mt of LME.

It is estimated that these additional expansions may begin their first stages of production in approximately 2025, and prior to benefiting from the respective quota increase associated with such expansions, the Company must make the corresponding investments for their entry into operation and exploitation. For purposes of being entitled to the Additional Quota, the Company will inform CORFO in writing about the investments made that allow the production expansions, and CORFO must issue a written opinion within 30 Business Days of receiving such communication regarding the formalization of the Additional Quota.

11.7.

The Company will be entitled to the Efficiency Quota to the extent that investments are made that allow future production expansions due to technological changes and innovations that allow efficiency increases in the use of lithium in the extracted brine, up to a maximum of 51,063 Mt of LME. In order to be entitled to the Efficiency Quota, the Company shall inform CORFO in writing about the investments made that allow the production expansions and attach the foundational background, and CORFO shall issue a written opinion within 30 Business Days of receipt of such communication regarding the formalization of the Efficiency Quota.

11.8.

In relation to the increases in additional production and exploitation associated with the Additional Quota and/or the Efficiency Quota, the Company will have the option to sell to CORFO or its designee, who in turn, will have the obligation to purchase the referenced installations at the Replacement Value, all of which must be duly audited when the option is exercised by an expert appointed by mutual agreement. This option does not include the Company’s current plants, nor the additional investments made therein that may give rise to the Efficiency Fee. If the Parties do not agree on the name of the expert within 10 working days, the expert shall be appointed by the Arbitral Tribunal established in this Agreement, which shall be constituted for the sole purpose of appointing the expert. The intervention of the Arbitral Tribunal in the appointment of the expert shall not disqualify its members from hearing disputes arising from the determination of the price. If the option is transferred to a third party, the latter shall accept the stipulations set forth in this Clause and in the Twenty-Eighth Clause (Dispute Settlement and Arbitration). In all cases, the assets to which these options and rights relate must be acquired and paid for by the purchaser in cash within 180 days after their price has been determined, and the purchaser shall not have the right to enter into possession of them or exploit them until the price has been fully and definitively paid, if applicable, and the Agreement has been terminated.

TWELFTH: Prior Authorization from CCHEN.

The Company will previously submit to CCHEN for approval, in the form, with the content and under the procedures determined by CCHEN, all contracts or legal acts that it enters into regarding extracted lithium, its concentrates, derivatives or compounds, and will

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comply on this matter with the rest of the obligations imposed by law, regulations and the CCHEN Agreements.

THIRTEENTH: Restitution, Transfer and Acquisition Right.

13.1.	At the end of the Term of the Agreement, the following obligations, rights and options shall become due:
(a)

The Company shall return to CORFO all that personal property and real estate that the latter delivered to the Company by virtue of the Agreement, and, among others, the Assets Subject to Restitution, within a term of 3 months from the aforementioned termination or dissolution;

(b)

Within the last 6 months of the Term of the Agreement or the 6 months after its termination, CORFO shall have the irrevocable option to purchase all or part of the water use rights that SQM, the Company or any of its Related Parties currently owns or in the future would acquire or establish, that benefit or are necessary for the exploitation, either currently or in the future, of the Properties, and that are located outside the perimeter of the Properties. For the exercise of this option, the Company and its Related Parties shall make available to CORFO an amount of water rights equivalent to the greater of the following alternatives: (x) 240 liters per second as indicated in the RCA currently in force; (y) the maximum quarterly flow used by the Company in the operation of the Project during the last 5 years of the Term of the Agreement; and (z) the maximum flow indicated in the RCA(s) in force at the time of the termination of the Term of the Agreement. The acquisition price shall be the one agreed by the Parties, and if such agreement is not possible, the price determined by an independent and internationally recognized appraiser, appointed by mutual agreement between the Parties or, failing such agreement, within 10 business days, by the Arbitral Tribunal, which shall be constituted for the sole purpose of appointing the appraiser. The intervention of the Arbitral Tribunal in the appointment of the appraiser shall not disqualify its members from hearing disputes arising from the determination of the price. The price of the option shall be calculated considering the value of such assets in the market of the Antofagasta Region. The Company shall safeguard with due diligence the ownership of such rights and assets, and shall be subject to a prohibition to enter into acts or contracts without the prior written consent of CORFO. CORFO shall be entitled to transfer its rights to this purchase option to third parties, which shall include the acceptance by the acquirer of the stipulations set forth in this Clause and Clause Twenty-Eighth (Dispute Resolution and Arbitration).

(c)

The Company or its Related Parties shall transfer to CORFO free of charge all easements, whether they are mining or of any other nature, that benefit the Properties and/or the Project, regardless of the location. This obligation does not apply to mining easements established in the Salar del Carmen.

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Also, subject to the provisions of current legislation, the Company shall transfer to CORFO or its designee, free of charge, the ownership of all environmental permits, such as the RCAs, which are in force at the time of the end of the Term of the Agreement.

(d)

The Company grants CORFO an irrevocable purchase option to acquire all or part of the assets that the Company uses as production facilities at the Properties, for the exploration, monitoring, exploitation and installations of production associated with the Properties, as well as for the extraction and solar evaporation of brine, including surface lands, wells, evaporation ponds, pumps and related equipment, as well as other facilities, infrastructure and assets that benefit the Project and that are located within the area of the Properties and the perimeter of Protective Ring 10 (the “Acquisition Right”). Such assets shall be inventoried for these purposes prior to the end of the Term of the Agreement. For the purposes of determining the value of those assets that are not land, this shall be equivalent to the replacement value, considering their economic depreciation (the “Replacement Value”). For purposes of determining the purchase value of land, if any, this will be calculated considering the value of such assets in the market of the Antofagasta Region for non-agricultural rural areas. In no case will these assets be valued as essential going concern assets. The Acquisition Right may be exercised by CORFO within 6 months prior to the termination of the Term of the Agreement or within 6 months after the termination of the Agreement. If the Parties do not agree on the Replacement Value or the value of the land, within 60 Business Days of the exercise of the right by CORFO, it shall be determined by an independent and internationally recognized appraiser, appointed by mutual agreement between the Parties or, failing such agreement, within 10 Business Days, by the Arbitral Tribunal, which shall be constituted for the sole purpose of appointing the appraiser. The intervention of the Arbitral Tribunal in the appointment of the appraiser shall not disqualify its members from hearing disputes arising from the determination of the price. CORFO’s Acquisition Right may be transferred to third parties, which transfer shall include the acceptance by the acquirer of the stipulations set forth in this Clause and the Twenty-Eighth Clause (Dispute Resolution and Arbitration).

(e)

Within the last 6 months of the Term of the Agreement or within 6 months after its termination, CORFO shall have the right to purchase the mining concessions that the Company or any Related Party to it currently holds or may hold in the future on the surface included within Protection Ring 2, in which case, CORFO shall pay the effective and accredited value that the Company or its Related Parties have reasonably incurred in establishing, defending and protecting such mining concessions, which value shall be duly audited and validated by an independent external auditor. SQM declares that it holds mining concessions in Protection Ring 2, which are indicated in Annex 3. The Company shall safeguard with due diligence the ownership of such rights and assets, and shall be subject to a prohibition to

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enter into acts or contracts without the prior written consent of CORFO. In the event that CORFO and/or the third-party holder of the purchase option right do not exercise it, the Companies and any of their Related Parties undertake not to extract brine in the aforementioned Protection Ring 2 for a period of 15 years from the termination of the Agreement. In the event that CORFO and/or the third-party holder of the purchase option right exercises such option, they will not be able to extract brine in Protection Ring 2. If the option is transferred to a third party, such third party must accept the stipulations set forth in this Clause and Clause Twenty-Eight (Dispute Resolution and Arbitration).

(f)

The transfer of title to the assets covered by the options set forth in Sections 13.1(b), 13.1(d) and 13.1(e) shall be effected within 90 days of the exercise of the options. The transfer of the assets referred to in Sections 13.1(a) and 13.1(c) shall be effected at the time of termination of the Agreement. In any event, the assets to which these options and rights relate must be acquired and paid for by the acquirer in cash within 180 days after their price has been determined and the acquirer shall not be entitled to take possession of them or exploit them until the price has been fully and finally paid, if any, and the Agreement has been terminated.

(g)

Within 6 months from the end of the Term of the Agreement, CORFO will have the option to remove free of charge all or part of the remaining slurries and/or wastes with lithium content from the Company’s lithium chemical plants, at its own cost and expense.

(h)

At the end of the Term of the Agreement, the totality of the brines, salts in ponds, harvested salts, salt stockpile, and any other product or material extracted, whether in process or as a finished product, discard or waste, that remain in the Salar de Atacama, will be the exclusive domain and property of CORFO.

13.2

Once the Agreement has ended, the Parties shall have a term of 3 months for the purpose of carrying out the material delivery of the facilities and other assets subject to this Clause, with due regard to the terms established for exercising the different purchase options referred to in this Clause. During such period the Company shall remain responsible for them, and shall deliver the mining properties and other assets free of any occupant. In turn, the Company shall have a term of 12 months to remove all the elements, equipment and installations that it has added or constructed on the Properties that are not Property Subject to Restitution or the object of the Acquisition Right, as indicated in the inventory to be made for these purposes, without such removal constituting an obligation for the Company. The aforementioned items, equipment and facilities that are not withdrawn by the Company within the aforementioned term, shall pass by right to CORFO’s ownership and shall thereafter be its exclusive and total domain.

13.3	The Company undertakes to return the assets covered by this Clause, free of any

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occupation and impediment that hinders its use, enjoyment and disposition.

FOURTEENTH: Maricunga Option.

As of the date of this deed, CORFO will have the option to require SQM or the Related Party that owns the mining properties located in the Salar de Maricunga, who commits to jointly evaluate a project to be carried out through the establishment of a partnership with a state-owned company determined by CORFO that owns or acquires in the future mining properties in the Salar de Maricunga, to which both SQM (or the respective Related Party) and the aforementioned state-owned company must grant the aforementioned properties, all of which will be appraised by an independent expert appointed by mutual agreement and, alternatively, by the expert appointed by the Arbitral Tribunal referred to in this Agreement. SQM undertakes to participate in good faith in this process, and if after 4 years, counted from this date, there is no agreement for such joint project, SQM shall not be obligated to continue such negotiations.

FIFTEENTH: Research and Development Efforts in Chile.

15.1.

Beginning in 2018 and during the entire Term of the Agreement, the Company undertakes, unilaterally and irrevocably, to contribute, on an annual basis, resources for research and/or development under the terms of this Clause (the “R&D Contributions”). The R&D Contributions shall be made to one or more technological institutes and/or public or private technological research and development entities, or consortiums, not-for-profit, that carry out research and development activities, which may have a productive purpose, technology and innovation transfer, technological and/or specialized technical assistance, technological dissemination and/or generation of research and information to support regulation and public policies; and whose purpose is: (i) studies, research and/or development of technology and innovation that focuses on use and/or application of solar energy or other sustainable energies; and/or lithium salts or the salts and products of the Properties; and/or non-metallic mining; and/or low-emission metallic mining, complementary to the lithium industry in the development of batteries; (ii) studies, research and/or development of technology and innovation of industries complementary to the lithium industry in the development of electro mobility and stationary energy storage sources and/or solutions that replace fossil fuels; (iii) research and development of technologies and innovation enabling digital transformation in productive sectors (the “R&D Entities”). The R&D Contribution may only be destined to those R&D Entities in which representatives of universities and/or State Administration bodies are represented, participate or in any other way are involved in their administration.

15.2.

The total amounts comprising the R&D Contributions are established according to the table included as Annex 12. Of these, the Company is obliged to contribute, in the manner established by CORFO, up to a maximum of US$ 50 million, of the amount indicated in the column “R&D Contribution”, to legal entities, public, private or consortiums, for profit or non-profit, to carry out research, productive

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development, capacity building, technology transfer, innovation, or other enabling processes for green hydrogen and its derivatives.

15.3.

The Company recognizes CORFO’s experience and knowledge to determine the R&D Entities through which the R&D Contributions will be channeled. Notwithstanding the foregoing, the R&D Entities must previously go through a due diligence process and comply with the requirements that may be demanded under SQM’s compliance program for such process.

15.4.

The R&D Contributions must be used exclusively for the creation, development and maintenance of specialized technological capabilities, as well as for the operation of the R&D Entities, as established in the agreements referred to below. The CORFO Council, when determining the R&D Entities, will establish the term for which they will receive the R&D Contribution, which may not exceed 10 years or the remaining term of the Term of the Agreement, and the purposes to which the funds will be applied. The R&D Contributions may be renewed or modified by the CORFO Council, which shall require, as a condition, that each R&D Entity undertakes to respect the purpose for which the R&D Contribution is intended and to comply with the purposes and annual or multiannual goals and performance evaluations, which CORFO shall establish by means of an agreement to be executed by CORFO with each R&D Entity. Such agreement may establish fines, sureties or guarantees for its faithful compliance, and obligations related to the destination of the R&D Contribution, purposes and goals defined by CORFO in such instrument. CORFO will inform the Company when such guarantees or sureties are to be enforced. The proceeds from the execution of such guarantees or sureties, as well as from the payment of fines, will become part of the R&D Contributions, and must be contributed by the Company under the same conditions set forth in Section 15.3, at CORFO’s request.

15.5.

The Company undertakes to contribute to CORFO the amount indicated in the column “Contribution to specific R&D use” of the table included as Annex 12, equivalent to 10% of the contribution to which it has committed under this Clause, in order for CORFO to allocate such funds exclusively to the financing of research and development activities, which may have a productive purpose, and/or technology transfer for: (a) the development of technologies that focus on (i) increasing the added value of the lithium extracted for both nuclear uses and/or applications, solar energy, lithium salts and advanced materials for energy accumulation and storage purposes, and/or (ii) development of more efficient metallurgical, chemical or physical processes of extraction and processing in relation to the products extracted from the Properties and/or (iii) increasing knowledge to exploit new resources and/or (iv) research and development of enabling technologies and innovation for digital transformation in productive sectors; or, (b) studies and research in the areas indicated in (a) above. For purposes of the above, CORFO shall transfer annually to the R&D Entities, the amounts indicated in the “Contribution to specific R&D use”. The management of these resources shall comply with the same conditions established in Section 15.4.

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CORFO shall establish an accountability mechanism for the use of the R&D Contributions and the results obtained.

15.6.	In no event shall the Company be obligated to make the R&D Contributions beyond the Term of the Agreement.

SIXTEENTH: Communities and Regional Development.

16.1.

As of the Commencement Date, the Company agrees to contribute on an annual basis, with respect to the Company’s sales of the previous calendar year, the following amounts to communities in the Salar de Atacama basin and to regional development, from the sales of products made from the brine of the Properties, as indicated below:

(a)

1.0% of such sales as a contribution to the Regional Government of Antofagasta to finance public investment projects that are also financed with resources from the Regional Government and/or the National Regional Development Fund of the Antofagasta Region;

(b)	0.3% of such sales as a contribution to the Regional Government of Antofagasta for productive development projects and programs in the Antofagasta Region;
(c)

0.2% of such sales as a contribution to the Municipality of San Pedro de Atacama to finance investment projects, 0.1% of such sales to the Municipality of Antofagasta to be used by the latter for investment projects within the area of influence of the Salar del Carmen, and 0.1% to the Municipality of María Elena to be used to finance investment projects; and

(d)

Between US$ 10 million and US$ 15 million for investment and development projects that promote the sustainable development of the communities of the Salar de Atacama basin and that are duly registered with CONADI. This amount will be (y) US$ 10 million if the weighted average price of the Company’s lithium carbonate sales for the previous year was less than US$ 4,000/Mt; and (z) the amount indicated in (y) above increased by US$ 833 for each dollar increase in the price of lithium carbonate from the previous year over US$ 4,000/Mt. The aforementioned amount with a cap on contribution of US$ 15 million per year, which is reached with a price equal to or greater than US$ 10,000/Mt.

16.2.	For the first and last year the Agreement is in force, payment shall be made according to the number of proportional months of effective validity of the Agreement, with respect to the calendar year.
16.3.

The contributions shall be channeled through one or more foundations or organizations that promote investments in the indigenous development area of Atacama La Grande, whose bylaws contemplate governance mechanisms that guarantee an adequate use of the resources, in accordance with the best

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internationally accepted practices for these purposes. The Council shall determine the foundations or organizations that shall receive the contribution or part thereof committed under Section 16.1(d), which shall comply with the purposes and goals to be established in an agreement to be signed by CORFO with each such foundation or organization, which shall establish objectives and performance evaluation requirements. Notwithstanding the above, the foundations or organizations that receive these contributions must previously undergo a due diligence process and comply with the requirements that may be demanded under SQM’s compliance program in accordance with said process. The Parties may not be part of these foundations or organizations. However, CORFO may form part of these entities when they develop investment projects in the indigenous development area of Atacama La Grande in accordance with Articles 26 and following of Law 19,253, and authorize part of the resources established in this Section to be used for the generation and organization of such projects in the aforementioned area.

16.4.

This Clause originates in accordance with the provisions of the Final Report of the National Lithium Commission of 2015, in the sense that the development of a sustainable and inclusive exploitation of lithium requires the establishment of robust mechanisms for the participation of communities, including those belonging to indigenous peoples and shared value schemes between the Company and the communities.

16.5.

The Company will comply with each and every one of the obligations it undertakes with the communities, in accordance with the best practices and standards established by the competent international organizations, always seeking faithful compliance with what has been agreed, and urging the establishment of transparent and equitable governance mechanisms in the implementation of such agreements.

16.6.

Likewise, the Company will make its best efforts to maintain a fluid and permanent dialogue with the communities surrounding the operations developed in the Salar de Atacama, especially through roundtable discussions and other communication channels appropriate to the circumstances.

SEVENTEENTH: Corporate Governance of the Company.

17.1.

The Company will have a board composed of five directors, two of whom will be independent, who may or may not be independent directors of SQM, and the two independent directors of the Company must meet the requirements of paragraphs 3, 4, 5, 6 and 7 of Article 50 bis of the Corporations Act (the “Board”). CORFO may assert before the Company, through its Representatives, the lack of independence to hold office of any of the independent directors. The Company shall provide a formal, well-founded and detailed response within 30 days. In any case, such lack of independence shall cause the automatic cessation in the position of the affected director, who may not be reelected during the 3 years following the cessation of the circumstances that constitute the lack of independence, and a replacement independent director that meets the requirements must be elected.

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17.2.

The Board will have a committee whose function will be to oversee compliance with the CORFO Agreements, which will be composed of three members, two of whom will be independent directors (the “Committee”). The chairman of the Committee will be one of the two independent directors. The powers and duties of the Committee are as follows:

(a)	Quarterly review and report to the Board and the Representatives on the proper and timely performance of the Agreement and the Lease Agreement.
(b)	Quarterly review and report to the Board and the Representatives of the transactions with Related Parties, in all matters related to the correct application of the Agreement and the Lease Agreement.
(c)	Examination and report to the Board and the Representatives on the payment statements and their supporting and complementary background, within the quarter following the respective Rent Period.
(d)

Examination and report to the Board and Representatives on production by product; detail of quota consumed by each plant; detail of brine extraction, reinjection and concentration of brine; recovery/efficiency statistics; detail of the mass balance for the period and cumulative balance; of the statements and reports that must be made to the National Geology and Mining Service, the SMA, the General Water Directorate, the National Forestry Corporation, and other regulatory and supervisory entities that have competence in relation to the Company’s production and environmental factors.

(e)

Examine and report to the Board on compliance with the RCAs and other regulations and instructions related to the sustainable operation of the Properties, and deliver them to the Representatives. For these purposes, the Board may request and approve the preparation of quarterly compliance audits.

(f)

Examine and report to the Board on the corporate social responsibility policy with the communities, the Company’s relationship with them and eventual conflicts with the communities and the manner in which the dialogue with them is conducted and the Company’s compliance with its corporate social responsibility.

(g)	Examine and report to the Board and the Representatives on the reports of the External Auditors.
(h)

Receive the Representatives in a Committee session, whenever they so request, to respond to CORFO’s requirements or observations in relation to the correct application and compliance with the Agreement and the Lease Agreement.

(i)	Respond to all requests made by the Board or the board of SQM, or by the respective shareholders’ meetings in connection with matters related to the

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Agreement and the Lease Agreement and the exploitation of the Properties, as well as any aspect related to the obligations that the Companies have assumed with respect to the Properties, the Rigo Properties and the Sal and Salar Properties.

EIGHTEENTH: External Auditor.

The Parties agree on the appointment of two external auditors (the “External Auditors”), who will report to CORFO and the Committee regarding the correct, complete and timely compliance with (i) the Company’s environmental obligations (the “Environmental Auditor”) and (ii) the Agreement and Lease Agreement (the “Contract Auditor”) with due regard to CORFO’s own supervisory powers under such contracts. The External Auditors will be proposed by CORFO through a list of three, and appointed by the Company. If the Company does not select the External Auditors within 10 Business Days of the presentation of the list of three, CORFO must present a second list of three. If the Company does not select the External Auditors within the same period, the appointment shall be made by the Arbitral Tribunal. The External Auditors shall be paid by CORFO and the Company, in equal parts. The External Auditors, their partners, those who sign the reports, those in charge of directing the audit and all members of the audit team must have independence of judgment with respect to SQM and its Related Parties and CORFO; they must not be providing services simultaneously nor have provided during the last 3 years to the Company and its Related Parties, nor to CORFO or its committees, or competitors of the Company, auditing and/or environmental services respectively. It shall be understood that those that do not engage in the causes affecting independence of judgment of Articles 243 and 244 of the Securities Market Law have independence of judgment with respect to the Company as an audited entity and its Related Parties. The Contract Auditor must be an accounting auditing firm, responsible for annually reviewing compliance with the Agreement in terms of full and timely payment of the Rent and other financial obligations. Without limiting the foregoing, at CORFO’s request, a specific service of compilation, processing, systematization and certification of the integrity and authenticity of the information and documentation regarding compliance with the Agreement, which could be derived from the regular reviews that CORFO carries out in the performance of its functions, may be required. The list of three candidates to be submitted by CORFO as Contract Auditor shall include companies with experience in accounting auditing and sales for accounting services of at least US$ 1 million in the year prior to their hiring. The list of three candidates to be presented by CORFO as potential Environmental Auditors shall include companies with recognized prestige in this area and with revenues for consulting services in the environmental area of at least US$1 million in the year prior to their hiring. The External Auditors shall issue an annual report, notwithstanding that, at CORFO’s request, a specific review service or a more in-depth analysis that may arise from an audit during the course of the year may be required, in which case, the cost shall be assumed by CORFO. The External Auditors will serve for 3 years. Notwithstanding the foregoing, CORFO or the Committee may terminate in advance, for justified reasons, the term of the contract with the respective auditing firm, appointing a new firm according to the same mechanism above for a new three-year term. The Company and CORFO must have access to drafts prior to both audits, in order to be able to include their comments and have them annexed to the final report.

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NINETEENTH: CORFO Representatives.

19.1

The Parties agree that CORFO shall have representatives before the Company to supervise itself, or through third parties it may designate for such purpose, the performance of the Agreement (the “Representatives”). For this purpose, the Company, SQM and its Related Parties shall be obliged to safeguard and maintain the information that allows CORFO to easily identify the assets and sales related to the performance of the Agreement, and shall also provide all the documentation, information and commercial data necessary for the purpose described above. Subject to the Company’s confidentiality and security requirements, the Representatives shall have the right to audit, make appraisals, take samples, examine, and make copies or extracts of exploration, exploitation, operating, production, financial and commercial records in any form that are stored, whether written, electronic or otherwise, in relation to this Agreement, that are in the possession or under the control of the Company, for the sole purpose of evaluating the Company’s compliance with the obligations set forth in this Agreement. Likewise, the Company, SQM and its Related Parties shall be obliged to provide and deliver to the Representatives all relevant information to verify compliance with the obligations of this Agreement, related to the consignment of products, tolling, joint venture, off-take and commercialization of all products subject to this Agreement, as well as all the information related to or concerning the Properties, the Rigo Properties, the Sal and Salar Properties, and the Assets Subject to Restitution and the assets in respect of which purchase options have been agreed, granting the necessary facilities and access to such information at the sole request of CORFO. The Company shall keep such records updated at all times during the Term of the Agreement and for a period of 3 years after its expiration.

19.2	The Company shall, at any time upon CORFO’s request, make the records available for evaluation and audit as follows:
(a)

Such records shall be made available during business days and hours at the office of the Company or its facilities, subject to at least three Business Days’ prior written notice. Subject to reasonable confidentiality and security requirements, including prior coordination with the Company, CORFO shall have the authority to enter the Properties and the facilities and plants at any time for the purpose of reviewing and corroborating the information provided by the Company in the areas described above.

(b)

The costs of any audit performed under these provisions shall be borne by CORFO, unless as a result of the audit substantive information relating to fraud, misrepresentation or noncompliance by the Company is discovered, in which case CORFO may recover the relevant costs from the Company.

(c)

If as a result of the reviews carried out by CORFO any observations of any nature are generated, CORFO will inform the Company by means of a written communication, stating the reasons on which they are based. The sending of such letter will give rise to the application of the appeals

27	SQM - Corfo Project Agreement

procedure established in this Agreement, subject also to the provisions of the Twenty-Eighth Clause (Dispute Resolution and Arbitration), as applicable.

(d)

The Company shall provide the facilities for CORFO to implement such systems as it deems appropriate for the proper control of compliance with this Agreement, which, in any case, shall not interfere with the operation of the Company. Such obligations shall constitute a material obligation of this Agreement, to the extent that such obligations have a direct impact and a material effect on the performance of the obligations under this Agreement. CORFO shall communicate in writing to the Company the person or persons designated for such purposes at such time or times as it deems appropriate.

19.3

CORFO through its representatives shall have the right to request from the Company and to access at a minimum the information indicated in the Thirtieth Clause (Access to Information by CORFO), which must be maintained during the Term of the Agreement and for a period of 3 years after its expiration.

19.4

The information that CORFO shall have the right to require from the Company by virtue of this Clause shall not include information of the Company that constitutes a sensitive industrial secret and must be requested with due notice so as not to hinder the normal development of the Company’s operations.

TWENTIETH: CORFO’s Cooperation with the Company.

CORFO will cooperate in good faith with the efforts of SQM and/or the Company to develop the Project. Without limiting the generality of the foregoing, CORFO will grant, in appropriate cases, such documents as the Company may reasonably request, and, in accordance with the principle of collaboration and coordination of public agencies, and always within the scope of its powers, will carry out before governmental agencies, such actions as may be appropriate for the Project. The Company acknowledges and agrees that, except as otherwise provided under applicable law, neither CORFO nor its Representatives shall have any liability or obligation under this Clause, nor shall CORFO or its Representatives be obligated or required to perform any of the Company’s obligations under this Agreement, the Lease Agreement or the RCAs.

TWENTY-FIRST: Anti-Corruption Regulations.

The Parties represent and warrant that they comply with and undertake to comply with  applicable laws, including laws prohibiting bribery, money laundering, financing of terrorism and the receipt of stolen goods, contained in the laws of Chile (the “Anti-Corruption Laws”). CORFO declares that it is an agency of the Chilean State Administration and, as such, is subject to the Constitution, the laws of the Republic and its own rules and regulations, which include CORFO’s Crime Prevention Manual and Code of Ethics.

The Parties shall adopt the measures, within the sphere of their competences, aimed at ensuring that the assets coming directly or indirectly from the Company, or those to which it has access by virtue of this Agreement, whatever their nature, are not used for illegal

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purposes or as part of any crime under the Anti-Corruption Laws. It is the intention of the Parties that no payments or transfers of value that have the object or effect of bribery or, in general, actions or uses of goods or monies in relation to public or private entities or officials that constitute the performance of illegitimate or improper acts in accordance with the Anti-Corruption Laws shall be made.

The Parties represent that they have not made or promised to make, and agree not to make or promise to make, in connection with this Agreement, any payment or transfer of anything of value, directly or indirectly, if such payment or transfer would violate the laws of the country in which it is made, or the Anti-Corruption Laws: (i) to any person working for the State, a government, public entity (including employees of corporations owned or controlled by the State) or public international organization; (ii) to any political party, political party official or candidate; (iii) to an intermediary for payment to any of the foregoing; (iv) to any officer, director, employee or representative of any actual or potential customer of SQM and its Related Parties; (v) to any officer, director or employee of SQM or any of its Related Parties; or (vi) to any other person or entity.

No representative, employee, contractor or consultant of the Parties shall be authorized under any circumstances, nor under the instruction of the Companies or their employees or representatives, to perform any of the activities prohibited by the Anti-Corruption Laws, the CORFO Crime Prevention Manual and Code of Ethics, or any other applicable law, not even under the pretext of complying with the Company’s instructions or to create a benefit for the Company.

The Parties shall prepare and maintain accurate accounting books and records relating to payments made in connection with this Agreement. The Parties shall develop and maintain a system of internal accounting controls sufficient to comply with the accounting requirements and laws of Chile, including the Anti-Corruption Laws.

Each Party shall inform the other in a timely manner and in writing if, at any time, any of the statements made in this Clause change or  it becomes aware of a situation that may result in a breach of this Clause.

TWENTY-SECOND: Prohibitions.

The Companies shall not:

(a)	Commercialize Lithium Brine extracted from the Properties, except for the following exceptions:
(i)	if expressly authorized by CORFO; and
(ii)

in the case where it is intended to be sent abroad for samples without commercialization purposes, but only for technical purposes for the study and design of industrial equipment and plants for the Company’s production process. The Company must previously inform CORFO, attaching the agreement between the Company and the third-party company that will carry out the tests, including all the background information supporting such tests.

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Shipments of samples abroad shall not exceed a maximum of 150 Mt/year. CORFO shall have the right to receive from the Company the detailed results of the review and design processes that motivated the shipment of the respective samples, subject to the provisions of the Nineteenth and Thirtieth Clauses.

(b)

Dispose of and encumber in any way, and enter into any act or contract that affects the use, enjoyment and disposition, without prior express and written consent of CORFO, of the Assets Subject to Restitution, the assets subject to purchase option, and the assets that may be subject to the Acquisition Right, except in the case of acts or contracts that correspond to the ordinary course of the operation of the Project or to the replacement or refitting of facilities in the normal course of the development of the Project.

(c)	Extract brine during the Term of the Agreement in the mining concessions of its property that are located within Protection Ring 10.
(d)

Extract brine from the mining concessions of its property that are located within Protection Ring 2 for a period of 15 years from the expiration of the Term of the Agreement, without prior written authorization from CORFO.

(e)

Agree directly or indirectly, with the other operators of the OMA properties of the Salar de Atacama, without prior authorization from CORFO, ways of operating that mean a joint or integrated operation of both operations; so that its operation is always independent and that there is no facilitation of operational information, business strategies, information systems or common applications and/or people conventions or pacts that represent price agreements and others that by their nature may adversely affect the Rent. This prohibition shall not extend to possible environmental coordination and/or in the field of conducting joint hydrogeological studies or other commercial agreements that do not infringe such prohibition, for the better protection or understanding of the Salar de Atacama.

TWENTY-THIRD: Grounds for Early Termination and Cure Periods.

23.1.	CORFO may terminate the Agreement early, without indemnity or compensation rights for the Companies, in any of the following situations:
(a)	The termination, early or otherwise, of the Lease Agreement and/or the dissolution or termination of the Company.
(b)

Voluntary abandonment by the Company of the work related to this Agreement and the Lease Agreement, which shall be deemed to have occurred in the event that the Company suspends operations for a period of more than two years and which is not caused by a Force Majeure Event.

(c)	Insolvency of the Company, meaning: (i) that the Company initiates a reorganization proceeding; (ii) that the Company requests its voluntary

30	SQM - Corfo Project Agreement

liquidation; or (iii) that the compulsory liquidation of the Company is decreed; all in accordance with the provisions of Law No. 20,720.

(d)	Delinquency or simple delay on the part of the Company in the payment of Rent for two consecutive Rent Periods, or if the Company pays the Rent late five times in a period of two calendar years.
(e)

The execution of any legal act or the constitution of any lien by the Company or its Related Parties without the prior express, specific and written consent of CORFO on the assets contributed, transferred or leased by CORFO to the Company under this Agreement or the Lease Agreement, or the assets that have replaced or may replace them in the future, and those in respect of which restitution has been agreed, a purchase option has been granted, or Acquisition Right, and/or those which the Companies have been obligated to transfer upon termination of the Agreement and which jeopardize the referenced restitution, purchase option, Acquisition Right and/or transfer, in full and without encumbrances and obligations related thereto or rights whose restitution has been agreed by CORFO and the Company upon termination of this Agreement and the Lease Agreement. The foregoing, in the terms and subject to the provisions of letter (b) of the Twenty-Second Clause (Prohibitions).

(f)	If the Company is obligated to make additional payments to CORFO for more than 5 different times due to the use of the Appeals and/or arbitration.
(g)	Non-payment of mining concession fees for the Properties, the Rigo Properties, and the Sal and Salar Properties.
(h)	Non-compliance by the Company with the prohibition on commercializing Lithium Brine extracted from the Properties, established in the Twenty-Second Clause (Prohibitions).
(i)

Application of any final sanction in environmental sanctioning proceedings, including the exercise of any legal recourse proceeding against it, that is relevant and that is due to serious environmental damage that cannot be remedied, mitigated and/or environmentally compensated by the Company, resulting from non-compliance or very serious infringement of environmental regulations or provisions of any RCA and that have been previously forewarned by the Environmental Auditor, without the Company having taken the appropriate measures in due time.

23.2.

The following shall not constitute grounds for early termination of the Agreement: (y) Differences in the payment of Rent in amounts not exceeding 5% of the average annual Rent for the preceding 3 calendar years; (z) failure to pay, deliver or return assets or rights not exceeding 10 million Dollars, or which by their nature do not constitute or are not an asset or assets indispensable for the development, exploitation and benefit of the Properties.

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23.3.

If CORFO believes that the Companies have engaged in the grounds for termination set forth in Sections 23.1(c), 23.1(d), 23.1(e), 23.1(g) and 23.1(h), it may notify the defaulting party by means of a letter delivered by notary public addressed to the attorneys-in-fact designated in this Agreement to receive communications or to those who replace or substitute for them, specifying the event, its circumstances and attaching the background information on which it is based. In such event the party charged with default shall cure within a period of (i) 30 Business Days for the reason in Sections 23.1(c), 23.1(d) and 23.1(h), and (ii) 90 Business Days for the reasons in Sections 23.1(e) and 23.1(g). If the default is not remedied within the said period CORFO may terminate the Agreement by giving notice of termination. The foregoing is without limitation of any other action or right of CORFO.

TWENTY-FOURTH: Guaranty.

Sociedad Química y Minera de Chile S.A. establishes itself as guarantor and co-debtor in favor of CORFO, for all the obligations assumed by the Company under this Agreement, especially those of payment of Rent and mining concession fees, accepting as of now the extensions, agreements and/or renewals that may be agreed or granted to the Company with respect to these obligations by CORFO.

TWENTY-FIFTH: Term.

The present consolidated text of the Agreement shall be in force from the Commencement Date and until December 31, 2030 or any other date prior to that which may be agreed upon by the Parties or which results from the application of the Twenty-Third Clause (Causes for Early Termination and Remediation Period) (the “Term of the Agreement”).

TWENTY SIXTH: New Contracting Party or Operator.

CORFO undertakes to use its best efforts to initiate a public bidding or contracting process for the execution of an act or contract for the exploitation of the Properties no later than June 30, 2027 and to settle it no later than July 30, 2029, except in the case of a Force Majeure Event. The Company undertakes to provide all the facilities and to allow CORFO and third parties interested in the public bidding or contracting process to enter, as required for the normal development of such processes. Such third parties must previously have executed the confidentiality agreements agreed between CORFO and the Company. In the event that by July 30, 2029 the process has not been concluded, or if, once the contracting processing is concluded and due to a fact not attributable to the Parties, the material delivery of the Properties to the new contractor or operator has not occurred, and in order to maintain the continuity of the exploitation of the Properties, CORFO may extend the Term of the Agreement and the term of the Lease Agreement for up to one year, subject to the corresponding environmental permits.

TWENTY SEVENTH: Confidentiality.

27.1.

Given that CORFO under this Agreement will have access to relevant information and background on the Companies, which implies the management and knowledge of confidential and sensitive information of the Companies, CORFO agrees to

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maintain under strict reserve and confidentiality the information that the Company delivers to it on the occasion of the execution of the Agreements. In addition, and in order to avoid that such information may be known by third parties and especially by competitors the Company, and in order to prevent any risk of infringement of Decree Law 211 of 1973, which establishes Rules for the Defense of Free Competition. CORFO undertakes to use its best efforts so that its executives, directors, Representatives, employees, lawyers, consultants, advisors or other representatives are subject to the same obligations of confidentiality, with CORFO responding in any case for a breach by any of them. The foregoing excludes information that must be delivered by law or in compliance with a court order or any administrative or supervisory authority legally empowered to require such delivery, in which case, CORFO will give advance written notice to the Company of such requirement, except in those cases in which CORFO is legally prohibited from giving such notice to the Company.

27.2.	The Parties shall ensure that the External Auditors are subject to the same obligations contained in this Clause.
27.3.	The obligations under this Clause shall remain in force for the entire Term of the Agreement and shall survive for the 5 years following its termination.

TWENTY-EIGHTH: Dispute Resolution and Arbitration.

All difficulties or disputes relating to this Agreement, including, without limitation, those relating to its performance or breach, application, interpretation, validity or invalidity, enforceability, nullity or resolution, termination, determination of damages in connection with its breach and questions relating to the tribunal’s own jurisdiction and venue, shall be resolved by an arbitral tribunal composed of three mixed arbitrators, that is, arbitrators as to procedure and arbitrators ruling in judgment (the “Arbitral Tribunal”), in accordance with the Arbitration Procedural Rules of the Arbitration and Mediation Center of the Santiago Chamber of Commerce A.G. in effect on the date the arbitration proceeding commences. If, together with an arbitration under this Agreement, a dispute arises in relation to the Lease Agreement, both disputes shall be heard by the same arbitral tribunal, and both proceedings shall be joined to end with a single judgment. The Party requesting arbitration shall appoint the first arbitrator together with its request for arbitration to the Arbitration and Mediation Center of the Santiago Chamber of Commerce A.G. and shall communicate to the other party the name of the arbitrator appointed and of the request made to the CAM. The other Party shall appoint the second arbitrator within 15 days of being notified of the request for arbitration and the name of the arbitrator appointed by the other party. The two arbitrators appointed by the Parties shall appoint the third arbitrator within 15 days after the notification of the appointment of the second arbitrator. In the event that (i) the other Party fails to appoint an arbitrator or (ii) the two arbitrators appointed by the Parties fail to reach an agreement with respect to the appointment of a third arbitrator within the time limits set forth above, it shall be the duty of the Santiago Chamber of Commerce A.G. to appoint the second arbitrator and third arbitrator, or only the latter, as the case may be, for which purpose the Parties grant special and irrevocable power of attorney to the Santiago Chamber of Commerce A.G., so that, at the written request of any of the Parties, it may

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appoint the mixed arbitrators from among the lawyers who are members of the arbitration body of the CAM. Together with the appointment of each arbitrator, the Parties shall have the right to veto, without cause, up to a maximum of three of the arbitrators of the aforementioned arbitration body. If, for any reason, the Santiago Chamber of Commerce A.G. is unable to fulfill its mandate, the appointment of the second and/or third arbitrator, as the case may be, shall be made by any of the judges on duty in civil matters of the commune of Santiago, and the appointment shall be made by a person who has served as an attorney member of the Supreme Court for at least three years, or by a person who, at the time of the appointment, has been a member of the Supreme Court for at least three years, or in a person who at the time of the commitment is a professor of civil law or commercial law of the law schools of the Universidad de Chile or Pontificia Universidad Católica de Chile, based in Santiago, for at least five years.

The arbitration proceedings shall be conducted in the city of Santiago and in a confidential manner, and the appointed arbitrators and the Parties shall be prohibited from communicating to third parties the terms of the arbitration and the background information presented therein or brought to the attention of the Arbitral Tribunal by the opposing party, except insofar as such communication is necessary on the occasion of the appeals or legal proceedings requested or carried out by the Parties or constituting a legal requirement. There will be no recourse against a final judgment of the Arbitral Tribunal, except in the case of a complaint, a cassation appeal on the grounds of ultrapetita or incompetence, and an appeal for clarification, rectification or amendment. An appeal for reconsideration may be lodged against other rulings. The existence of a dispute or controversy regarding the performance or non-performance of the Agreement shall not authorize the Parties to unilaterally suspend the performance of their reciprocal obligations, subject to the Arbitral Tribunal’s decision. In the event of the expiration of the time for the Arbitral Tribunal to exercise its jurisdiction, unless otherwise agreed by the Parties, a new Arbitral Tribunal shall be appointed in the same manner as the first Arbitral Tribunal was appointed, which shall continue the proceedings in the state in which they were at the expiration of the time limit of the first Arbitral Tribunal, all the proceedings before the first Arbitral Tribunal  being valid and effective. In this case, the new Arbitral Tribunal to be appointed shall be composed of persons other than those who were members of the tribunal which failed to perform its duties within the time limit.

TWENTY-NINTH: Notices.

Until written notice specifying a different address is given, any notice with respect to the Agreement shall be deemed to have been duly given if delivered personally or by registered letter addressed to:

(a)

The Chief Executive Officer of SQM Salar S.A., SQM Potasio S.A. and Sociedad Química y Minera de Chile S.A., at the address of El Trovador 4285, 6th Floor, Las Condes, with a copy to the Legal Vice President, at the same address.

(b)	The Executive Vice President of CORFO at the address of Moneda 921, 8th floor, Santiago, Chile.

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Notice by public or private mail company, with certification and guarantee of delivery shall be deemed to have been given on the day duly certified by such company.

THIRTIETH: Access to Information.

CORFO through its representatives shall have the right to request from the Company and to access at least the information contained in Annex 7.

THIRTY-FIRST: Agreement Modifications.

Any total or partial modification or of any of the terms of this Agreement shall only take effect to the sole and exclusive extent that it has been previously agreed and authorized in writing and in such express by the Parties.

THIRTY-SECOND: Applicable Law.

This Agreement shall be governed by Chilean law.

THIRTY THIRD: Expenses.

All notary fees and expenses incurred in connection with the execution of this Agreement shall be borne by the Company.

THIRTY-FOURTH: Interpretation.

In this Agreement the following will be understood, unless the context otherwise requires:

(a)	Headings are for convenience only and shall not affect the interpretation of this Agreement;
(b)	Unless otherwise specified, references to “Clauses”, “Sections” and “Annexes” constitute references to the clauses, sections and annexes of this Agreement;
(c)	Each and every one of the Annexes are part of this Agreement for all legal and contractual purposes, and are formalized together with this deed under number 201.
(d)

The expression “days” means calendar days, notwithstanding the foregoing, in the event that a term expires on a Saturday, Sunday or holiday, the term shall be extended until the immediately following business day, and the expression “Business Days” has the meaning indicated in the Fifth Clause (Definitions);

(e)	References to any Party or governmental entity named in this Agreement shall include its successors or permitted assigns;
(f)	The reference to plural shall have the same meaning as the singular defined above, and vice versa; and

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(g)

Reference to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement, as amended, supplemented or replaced from time to time, if such amendment, supplement or replacement is specifically authorized by this Agreement in accordance with its terms, and as applicable, subject to compliance with the requirements contained herein.

(h)	In numerical expressions and amounts of money, a period is used to separate thousands, and a comma is used to indicate decimals.
(i)

With respect to securities or indexes used in this Agreement: (i) If at any time during the Term of the Agreement any index used in this Agreement ceases to be published and is not replaced as indicated in this Agreement, the Parties, acting in good faith, shall agree on the mechanism to replace it, applying to that effect parameters equivalent to those considered in the original indexes; and (ii) If any index or value is published with any error, and this is corrected within the following twelve months, then the Parties shall correct the value or index by proceeding to the corresponding re-statements.

(j)	The conversion of the various lithium products shall be governed by the equivalency factors set forth in Annex 10.

THIRTY-FIFTH: Capacity.

The capacity of Mr. Eduardo Bitrán Colodro to act for and on behalf of Corporación de Fomento de la Producción is recorded in Decree number eighty-one of the Ministry of Economy, Development and Tourism dated March 18, 2014. The capacity of Mr. Patricio de Solminihac Tampier and Mr. Ricardo Ramos Rodríguez, to act for and on behalf of Sociedad Química y Minera de Chile S.A., is recorded in a public deed dated January 12, 2018, executed in this notary’s office. The capacity of Mr. Patricio de Solminihac Tampier and Mr. Ricardo Ramos Rodríguez, to act for and on behalf of SQM Salar S.A., is recorded in a public deed dated January 12, 2018, executed in this notary’s office. The capacity of Mr. Patricio de Solminihac Tampier and Mr. Ricardo Ramos Rodríguez, to act for and on behalf of SQM Potasio S.A., is evidenced by a public deed dated January 12, 2018, executed in this notary’s office. The aforementioned instruments are valid, are currently in force, allow the entering into and execution of this document in the terms described herein and are not inserted at the express request of the appearing parties.

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